Exhibit 23.3

Donald E. Hulse P.E.; SME-RM

Gustavson Associates, LLC A Member of WSP

200 Union Blvd., Suite 440

Lakewood, CO 80228 USA

CONSENT OF QUALIFIED PERSON

I, Donald E. Hulse, state that I am responsible for preparing or supervising the preparation of all or part of the technical report summary titled S-K 1300 Technical Report Summary CK Gold Project with an effective date of 15 October 2021 as signed and certified by me (the “Technical Report Summary”).

Furthermore, I state that:

(a)	I consent to the public filing of the Technical Report Summary by U.S. Gold Corp.;

(b)	the document that the Technical Report Summary supports is U.S. Gold Corp.’s Registration Statement on Form S-3 (the “Document”);

(c)	I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)	I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Lakewood, Colorado this 28 of January, 2022.

/s/ Donald E. Hulse
Signature of Qualified Person

Donald E. Hulse, Colorado PE 35269

SME-RM 1533190-RM